EXHIBIT 2.3

EXCHANGE AGENT AGREEMENT

           This Exchange Agent Agreement (the “Agreement”) is entered into as of January 2, 2009, between PLX Technology, Inc., a Delaware corporation (the “Purchaser”), Computershare, Inc., a Delaware Corporation (“Computershare”), and Computershare’s fully owned subsidiary Computershare Trust Company, N.A., a national banking association (the “Trust Company,” and together with Computershare, the “Exchange Agent”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Merger Agreement (as defined in the recital below).  In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence

           WHEREAS, the Purchaser has agreed to acquire Oxford Semiconductor, Inc., a Delaware corporation (the “Target Company”), by means of a merger (the “Merger”) of Osprey Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (the “Merger Sub”), with and into the Target Company pursuant to an Agreement and Plan of Merger, dated as of December 15, 2008, as amended (the “Merger Agreement”), a copy of which is attached hereto as Exhibit A, among the Purchaser, the Merger Sub, the Target Company and VantagePoint Venture Partners IV (Q), L.P., in its capacity as the Stockholder Representative, pursuant to which the Target Company, as the “Surviving Company” of the Merger, will become a wholly-owned subsidiary of the Purchaser.

           WHEREAS, the Stockholders will receive as Merger Consideration their pro rata amount of the Share Consideration and Note, including Note Satisfaction Shares in the event that the stockholders of the Purchaser approve the Note Satisfaction.

           WHEREAS, the Trust Company is presently the Transfer Agent and Registrar for the Purchaser (hereinafter referred to from time to time as the “Transfer Agent”); and

           WHEREAS, the Purchaser desires that the Trust Company act as exchange agent in connection with the surrender of stock certificates evidencing shares of capital stock of the Target Company (the “Certificates”) by the Stockholders; and accept and respond to all telephone requests for information in connection with the exchange of Certificates for each Stockholder’s respective portion of the Merger Consideration (the “Exchange”), in the amount as set forth opposite each Stockholder’s name in the Final Merger Consideration Allocation Schedule attached hereto as Exhibit B, and that Computershare act as the share disbursement agent and paying agent, as applicable, and Computershare and the Trust Company have indicated their willingness to do so.

           NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Merger Agreement, the parties hereto agree as follows:

1.       Appointment of Exchange Agent.

           The Purchaser hereby appoints the Trust Company as Exchange Agent for purposes of receiving, accepting for delivery and otherwise acting upon tenders of the Certificates, in accordance with the Letter of Transmittal and the terms and conditions contained in Article 2 of the Merger Agreement, in effecting the exchange of the Stockholders’ Certificates for their respective share of the Merger Consideration (as set forth opposite each Stockholder’s name on the Final Merger Consideration Allocation Schedule, attached hereto as Exhibit B).  In accordance with the terms of the Merger Agreement, immediately prior to the Closing, the Purchaser will cause to be deposited with the Exchange Agent, in trust for the Stockholders, the Closing Disbursement and, as soon as commercially practicable but in any event no later than three Business Days after the Special Meeting, the Note Satisfaction Shares or Note Satisfaction Cash (as defined herein), as the case may be.  For the purposes of this Agreement, the term “Note Satisfaction Cash” means the principal amount of the Note, plus any accrued interest on the Note (the “Note Interest”).

2.       Notification and Processing.

          The Exchange Agent is hereby authorized and directed, and hereby agrees to:

           2.1     As soon as practicable after the Effective Time, mail by first class mail, postage prepaid, to each holder of record of Certificates as of the Effective Time, the following materials:  (a) a copy of the Letter of Transmittal (in the form attached hereto as Exhibit C) including the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 relating to shares of Target Company’s capital stock having thereon the name and address of such record holder, (b) an envelope addressed to the Exchange Agent for use by such Stockholder in exchanging his or her Certificate(s) for shares of Purchaser Common Stock and cash and (c) the letter regarding the need to provide the Exchange Agent with forwarding information.

           2.2     Accept and respond to all requests for information in connection with the Exchange.

           2.3     Receive and examine all Certificates submitted for exchange and accompanying Letters of Transmittal for proper execution in accordance with the terms thereof.  Such examination will include the determination that (a) such Certificates are in proper form for transfer on the share registry books of the Transfer Agent, (b) the total number of shares evidenced by the Certificates matches the number of shares of Target Company capital stock listed as being held by such Stockholder on the Final Merger Consideration Allocation Schedule and (c) no stop order has been issued against the shares represented by the surrendered Certificates by reason of loss, theft, destruction or other invalidity.  If more than one person is the record holder of any such Certificate, the Letter of Transmittal must be signed by each record holder.

           2.4     Retain or return to Stockholders (as applicable) those exchange documents evidencing some deficiency in execution and make reasonable attempts to inform such former Stockholders of the need to correct such deficiency.

           2.5     Accept exchanges signed by persons acting in a fiduciary or representative capacity only if such capacity is shown on the Letter of Transmittal and proper evidence of their authority so to act has been submitted.

           2.6     Accept exchanges from Stockholders alleging loss, theft or destruction of their Certificates upon receipt of an appropriate affidavit of loss, applicable processing fee and a corporate bond of indemnity, which will include indemnification of the Purchaser and the Exchange Agent, for the shares of the Target Company capital stock evidenced by such Certificate or Certificates by a surety, all in such customary form and substance as have been reasonably approved by the Exchange Agent.

           2.7     Accept exchanges for Purchaser Common Stock to be issued other than in the name that appears on the Certificates submitted for exchange, where (a) such Certificates are duly endorsed or accompanied by appropriately signed stock powers, (b) the signature thereon is guaranteed by a participant in a signature guarantee program approved by the Securities Transfer Association, and (c) any necessary stock transfer taxes are paid and proof of such payment is submitted or funds therefore are provided to the Exchange Agent, or it is established by the Stockholder that no such taxes are due and payable.

           2.8     Promptly after the Effective Time, issue, as Transfer Agent for the Purchaser Common Stock, upon surrender of Certificate(s) and properly executed Letters of Transmittal, 5,600,000 shares of Purchaser Common Stock to the Stockholders, in accordance with the Final Merger Consideration Allocation Schedule; provided that no fractional shares of capital stock will be issued, in lieu of which cash payments will be made as set forth in Section 3.8 below.

           2.9     (a)     In the event that the Note Satisfaction is approved by the Purchaser’s stockholders at the Special Meeting, promptly after the deposit of the Note Satisfaction Shares by the Purchaser, in accordance with Section 1.2(c) of the Merger Agreement, deliver any accrued Note Interest and issue 3,400,000 shares of Purchaser Common Stock to the Stockholders, in accordance with the Final Merger Consideration Allocation Schedule; provided that no fractional shares of capital stock will be issued; or

                      (b)     In the event that Note Satisfaction is not approved by the Purchaser’s stockholders at the Special Meeting, promptly after the deposit of the Note Satisfaction Cash by the Purchaser, in accordance with Section 1.2(c) of the Merger Agreement, pay the Note Satisfaction Cash to the Stockholders, in accordance with the Final Merger Consideration Allocation Schedule.

           2.10     Arrange for the issuance of single certificates for the shares of Purchaser Common Stock to which each Stockholder is entitled (each a “Purchaser Certificate” and, collectively, the “Purchaser Certificates”) or statement of holding reflecting new shares of Purchaser Common Stock in the Direct Registration System, unless such Stockholder has attached written instructions to the contrary to his or her Letter of Transmittal.

           2.11     As Transfer Agent, record and countersign Purchaser Certificates, if applicable, in such names and in such amounts as the Exchange Agent may request in writing and deliver such Purchaser Certificates to or upon the written order of the Exchange Agent.

           2.12     Cancel, as Exchange Agent, all Certificates accepted for exchange and retain such Certificates pending further instructions from Purchaser.

           2.13     If appropriate, deliver Purchaser Certificates or statements of holding by first class mail under the provisions of the Exchange Agent’s first class mail bond protecting the Exchange Agent from loss or liability arising out of the non-receipt or non-delivery of such Purchaser Certificates or statements of holding or arising out of the replacement thereof, for any deliveries where market value does not exceed the amount of the Exchange Agent’s first class mail bond.  Any mail delivery exceeding such amount will be delivered by registered mail or overnight mail and will be insured separately for the replacement value of its contents at the time of mailing.

           2.14     When Certificates registered in the name of each Stockholder are surrendered:

                      (a)     Arrange for the issuance of Purchaser Certificates or Statements of Holding in the name of any other person only with the proper approval of the Purchaser.

                      (b)     Issue in exchange therefor, as Transfer Agent and Registrar for the Purchaser Common Stock, Purchaser Certificates or Statements of Holding with a legend in the form set forth below applied to each of such certificates or Statements of Holding:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

                      (c)     Create a special account for the issuance of shares of Purchaser Common Stock to the Stockholders who have not yet surrendered Certificates.  When any such Certificates are surrendered, exchange them for Purchaser Certificates or Statements of Holding.  Purchaser shall provide an opinion of counsel prior to the Effective Time to set up reserve of shares.  The opinion shall state that all such shares are:

                                (i)     exempted from registration under the securities Act of 1933, as amended, and all appropriate State securities law filings have been made with respect to the shares; and

                                (ii)     validly issued, fully paid and non-assessable.

           2.15     At the request of the Purchaser, return to the Purchaser any and all records, information and material concerning and representing unexchanged shares of Target Company capital stock.

           2.16     Maintain on a continuing basis a list of Stockholders who have not yet exchanged their Certificates.

           2.17      Hold all information as to the Exchange in strict confidence on the part of itself and all of its officers, employees, representatives and agents.

3.       Processing of Disbursements.

          Computershare is hereby authorized and directed, and hereby agrees to:

           3.1     Furnish the Purchaser with a report specifying those Stockholders who have received their pro rata portion of the Merger Consideration upon submission of the required documentation (but in any event, not less than monthly).

           3.2     If the requirements of Section 2.3 above have been met with respect to a particular Stockholder, remit, promptly after the deposit by the Purchaser of the Closing Disbursement, the Note Satisfaction Shares or the Note Satisfaction Cash, as the case may be, the applicable portion of the Exchange Fund as follows:

                      (a)     with respect to the Share Consideration, issue to such Stockholder a Purchaser Certificate for the number of shares of Purchaser Common Stock as set forth in the Final Merger Consideration Allocation Schedule (and any cash payment in lieu of fractional shares pursuant to the terms of the Merger Agreement and Section 3.8 hereof); and

                      (b)     with respect to the Note:

                                (i)     if the Note Satisfaction is approved by the stockholders of the Purchaser, deliver to such Stockholder the pro rata number of Note Satisfaction Shares as set forth in the Final Merger Consideration Allocation Schedule (and any cash payment in lieu of fractional shares pursuant to the terms of the Merger Agreement and Section 3.8 hereof); or

                                (ii)     if the Note Satisfaction is not approved by the stockholders of the Purchaser, pay to such Stockholder the pro rata portion of the Note Satisfaction Cash as set forth in the Final Merger Consideration Allocation Schedule; and,

                                (iii)     pay to such Stockholder the Stockholder’s respective portion of the Note Interest.

                 The Exchange Agent will cooperate with the Purchaser as reasonably requested to permit Purchaser to comply with any reporting requirements with respect to the payments described in this Section 3.2.

           3.3     With respect to any payment in cash described in the foregoing Section 3.2 from the Exchange Fund to any Stockholder, such remittances by Computershare will be made without interest and will be by bank check or wire transfer as indicated on the applicable Letter of Transmittal.  The Exchange Agent is entitled to and will deduct and withhold from the Exchange Fund or any other amounts otherwise payable pursuant to this Agreement to any Stockholder such amounts as the Computershare is required to withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state or local tax law.  To the extent that amounts are properly withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to such Stockholder.  Upon the delivery of Purchaser Certificates in exchange for the Certificates, the Exchange Agent will physically cancel the Certificates and send such Certificates to the Purchaser upon termination of the Agreement.

           3.4     If appropriate, deliver any cash payments by first class mail under the provisions of the Exchange Agent’s first class mail bond protecting Exchange Agent from loss or liability arising out of the non-receipt or non-delivery of such cash payment or arising out of the replacement thereof, for any deliveries where market value does not exceed such amount will be delivered by registered mail or overnight mail and will be insured separately for the replacement value of its contents at the time of mailing.

           3.5     If an Exchange Fund payment or certificate exchange is to be made by Computershare or as applicable in a name other than that of the person in whose name a surrendered Certificate is registered, then Computershare will make no payment until the Letter of Transmittal with respect to the Certificate so surrendered has been properly endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name of the registered holder(s) appears on the Certificate by the registered holder thereof, and the Letter of Transmittal or Stock powers are affixed with a signature guarantee from a guarantor participating in a signature guarantee program approved by The Securities Transfer Association.

           3.6     To have the right to follow and to act upon any reasonable amendments, modifications or supplements to these instructions, and upon any further reasonable instructions in connection with the Exchange, any of which may be given to the Exchange Agent by an officer of the Purchaser or such other person or persons as the Purchaser will designate in writing.

           3.7     On or before January 31st of the year following the year of payment, the Exchange Agent will prepare and mail to each Stockholder, other than Stockholders who demonstrate their status as nonresident aliens in accordance with United States Treasury Regulations (each a “Foreign Stockholder”), a Form 1099-B reporting the cash received (or deemed received) as of the year of payment, in accordance with Treasury Regulations.  The Exchange Agent will also prepare and file copies of such Forms 1099-B by magnetic tape with the Internal Revenue Service on or before February 28th of the year following the year of payment, in accordance with Treasury Regulations.  If the Exchange Agent has not received notice from the surrendering Stockholder of such Stockholder’s TIN, or if such TIN has not been certified as correct and relates to a post-1983 account, then the Exchange Agent will deduct and withhold 28% backup withholding tax from any payment made to such Stockholder (other than a Foreign Stockholder) pursuant to Section 3406 of the Code.  With respect to each Foreign Stockholder, the Exchange Agent will report, and as required, withhold and remit any taxes that the Exchange Agent determines to be required by law or regulation.  Should any issue arise regarding federal income tax reporting or withholding pursuant to the four immediately preceding sentences, the Exchange Agent will take such action as the Purchaser instructs in writing as long such action is in compliance with the Code.

           3.8     No fractional shares of Purchaser Common Stock will be issued in connection with the Exchange and in lieu thereof each Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Purchaser Common Stock to be received by such holder) will be paid an amount of cash (rounded to the nearest cent) equal to the product of such fraction multiplied by the Purchaser Stock Price.

           3.9     Computershare will provide the Purchaser with an estimate of the funds required to pay for fractional shares.  The Purchaser will furnish to Computershare the funds estimated necessary to enable Computershare to make such payments.  Computershare will have no obligation to make cash payments or payments in lieu of fractional shares unless the Purchaser will have provided the necessary funds to pay in full all amounts due and payable with respect thereto.

           3.10     The Purchaser acknowledges that the bank accounts maintained by Computershare in connection with the services provided under this Agreement will be in its name and that Computershare may receive investment earnings in connection with the investment at Computershare’s risk and for its benefit of funds held in those accounts from time to time.  Stockholders of the Purchaser, the Surviving Company and Target Company will not receive interest on any deposits or cash payment.

4.       Information and Reports.  Upon Purchaser’s request, the Exchange Agent will forward to the Purchaser and the Stockholder Representative, at the address listed below or subsequently provided, and to such other persons as the Purchaser may designate, a periodic report of the items presented for Exchange (i.e., the Exchange Agent’s Paid/Unpaid Report).  Each such report will include the number of shares of Target Company capital stock validly surrendered to the Exchange Agent, the number of shares of Purchaser Common Stock disbursed and the amount of any cash paid.  Upon the Purchaser’s written request, the Exchange Agent will use reasonable efforts to prepare a report of the number of shares of Target capital stock which have been improperly surrendered to the Exchange Agent (previous, current period and total) and the status of efforts, if any, by the holder and/or the Exchange Agent to resolve the related irregularities and/or defects.  Upon Purchaser’s request, the Exchange Agent will also send statements to the Purchaser reflecting activity in the Exchange Fund for the time period so requested by the Purchaser.

5.       Concerning the Exchange Agent.

           The Exchange Agent:

           5.1     Will have no duties or obligations other than those specifically set forth herein or as may subsequently be requested of the Exchange Agent by the Purchaser with respect to the Exchange and agreed upon by the Exchange Agent;

           5.2     May rely on and will be held harmless by the Purchaser in acting in good faith upon any certificate, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it, and reasonably believed by it to be genuine and to have been signed by the proper party or parties;

           5.3     May rely on and will be held harmless in acting upon written or oral instructions from the Purchaser with respect to any matter relating to its acting as Exchange Agent specifically covered by this Agreement; and

           5.4     May consult with counsel satisfactory to it (including counsel for the Purchaser) and will be held harmless in relying on the written advice or opinion of such counsel in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of such counsel.

6.       Compensation of the Exchange Agent by the Purchaser.

    The Purchaser will pay fees for the services rendered hereunder, as set forth in the Fee Schedule attached hereto as Exhibit D.  The Exchange Agent will also be entitled to reimbursement from the Purchaser for all reasonable and necessary expenses paid or incurred by it in connection with the administration by the Exchange Agent of its duties hereunder up to $10,000 in the aggregate and any amount of such expenses exceeding $10,000 in the aggregate will require the advance approval of the Purchaser in writing.

7.       Reminder Mailing.

    The Exchange Agent will, at the direction in writing of the Purchaser, coordinate and mail a reminder notice to Stockholders who have not participated in the Exchange on a date approximately one to two months subsequent to the Effective Time.  Upon receipt of such written notification from the Purchaser, the Exchange Agent will, as promptly as practicable, mail by first class mail, postage prepaid, to each Stockholder who has not as of the date of mailing participated in the Exchange:  (a) a stockholder letter from the Company, and/or (b) a Letter of Transmittal and a self-addressed envelope for use by the stockholder in the remittance of his or her Certificate(s).  This provision will be subject to the fee and expense provision of Section 6 above.

8.       Unclaimed Property and Lost Stockholders.

    The Exchange Agent will report unclaimed property to each state in compliance with state laws and will comply with Section 17Ad-17 of the Securities Exchange Act of 1934, as amended, for lost stockholders.  The Exchange Agent will charge the Purchaser its standard fees plus out-of-pocket expenses (including the cost of due diligence mailings) for such services.

9.       Indemnification/Limitation of Liability.

    The Purchaser covenants and agrees to indemnify and to hold the Exchange Agent harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Exchange Agent (including as Exchange Agent the provision of services under Sections 7 and 8) pursuant hereto; provided, that such covenant and agreement does not extend to, and the Exchange Agent will not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Exchange Agent as a result of, or arising out of, its negligence or willful misconduct.

    Promptly after the receipt by the Exchange Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Exchange Agent will, if a claim in respect thereof is to be made against the Purchaser, notify the Purchaser thereof in writing.   The Purchaser will be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding.

           The Exchange Agent will be responsible for and will indemnify and hold the Purchaser harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to the Exchange Agent’s refusal or failure to comply with the terms of this Agreement, or which arise out of Exchange Agent’s negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Exchange Agent hereunder; provided, however, that Exchange Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with  this  Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and will not exceed, the amounts paid under this Agreement by the Purchaser to Exchange Agent as fees and charges, including reimbursable expenses.

           Promptly after the receipt by the Purchaser of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Purchaser will, if a claim  in respect thereof is to be made against the Exchange Agent, notify the Exchange Agent thereof in writing.  The Exchange Agent will be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding.

For the purposes of this Section 9, the term “expense or loss” means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the party against which any such demand, claim, action, suit, proceeding or investigation is brought, which consent will not be unreasonably withheld, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

10.       Furthur Assurance.

           From time-to-time and after the date hereof, the Purchaser will deliver or cause to be delivered to the Exchange Agent such further documents and instruments and will do and cause to be done such further acts as the Exchange Agent will reasonably request (it being understood that the Exchange Agent will have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Exchange Agent Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

11.       Term and Termination.

           This Agreement will remain in effect until the earliest to occur of (i) the exchange by all Stockholders of their Certificates or the report to the appropriate state(s) of all unclaimed checks for cash payments as unclaimed property; (ii) the termination by either party upon a material breach of this Agreement which remains uncured for 30 days after written notice of such breach has been provided; or (iii) the passing of 30 days’ after the delivery of written notice of termination by either party to the other.  Upon the effective date of such termination, all cash and other payments, and all other property then held by the Exchange Agent hereunder, will be delivered by it to such successor agent or as otherwise will be designated in writing by the Purchaser.  Upon termination of the Agreement, the Exchange Agent will retain all canceled Certificates and related documentation as required by applicable law.  Any portion of the Merger Consideration which remains undistributed upon the termination of this Agreement will be delivered to the Purchaser and only the Purchaser will disburse any such undistributed Merger Consideration after the termination of this Agreement.  Notwithstanding the foregoing, on the date that is 180 days after the Effective Time any portion of the Exchange Fund that remains undistributed will be delivered to the Purchaser, provided that the Purchaser has given the Stockholder Representative prior written notice of such delivery, and any holder of a Certificate who has not previously surrendered its Certificate(s) for exchange pursuant to the terms of the Merger Agreement and this Agreement will be entitled to receive, upon demand, only from the Purchaser, disbursement of its pro rata portion of the Merger Consideration.

12.       Notices.

           Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Exchange Agent and the Purchaser required or permitted  hereunder will be delivered or mailed by first class mail, postage prepaid, telecopier or overnight courier guaranteeing next day delivery, addressed as follows:

           If to the Purchaser, to:

                 PLX Technologies, Inc.
                 870 W. Maude Avenue
                 Sunnyvale, CA 94085
                 Attn:  Chief Financial Officer

                 With a copy to:

                 Stephen J. Schrader
                 Baker & McKenzie LLP
                 Two Embarcadero Center
                 11th Floor
                 San Francisco, CA 94111

           If to the Exchange Agent, to:

                 Computershare Trust Company, N.A.
                 c/o Computershare, Inc.
                 250 Royall Street
                 Canton, MA 02021
                 Attn:  Reorganization Department

13.       Governing Law.

           This Agreement will be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and will inure to the benefit of and the obligations created hereby will be binding upon the successors and permitted assigns of the parties hereto.

14.       Assignment.

    14.1     Except as provided in Section 14.2 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

    14.2     The Exchange Agent may, without further consent on the part of the Purchaser, subcontract with other subcontractors for systems, processing, telephone and mailing services, and post-merger clean up activities, as may be required from time to time; provided, however, that the Exchange Agent will be as fully responsible to the Purchaser for the acts and omissions of any subcontractor as it is for its own acts and omissions.

    14.3     Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement will be construed to give any rights or benefits in this Agreement to anyone other than the Exchange Agent and the Purchaser and the duties and responsibilities undertaken pursuant to this Agreement will be for the sole and exclusive benefit of the Exchange Agent and the Purchaser.

16.       Amendment.

           This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by each of the parties hereto.

17.       Counterparts.

           This Agreement may be executed in separate counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which when executed and delivered will be an original, but all such counterparts will together constitute but one and the same instrument.

18.       Third Party Beneficiaries.

    This Agreement does not constitute an agreement for a partnership or joint venture between the Exchange Agent and the Purchaser.  Neither party will make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

19.       Force Majeure.

    In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, terrorist acts, strikes, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party will not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.  Performance under this Agreement will resume when the affected party or parties are able to perform substantially that party’s duties.

20.       Consequential Damages.

    Neither party to this Agreement will be liable to the other party for any consequential, indirect, special or incidental damages under any provision of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

21.       Severability.

    If any provision of this Agreement will be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired.

22.       Confidentiality.

    The Exchange Agent and the Purchaser agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule will remain confidential, and will not be voluntarily disclosed to any other person, except as may be required by law.

23.       Survival.

    All provisions of Sections 9 – 13, 18, 20, and 22 – 24 will survive any termination, for any reason, of this Agreement.

24.       Entire Agreement.

    This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

“Computershare” Computershare, Inc., a Delaware corporation By: /s/ Jay McHale Name: Jay McHale Title: President	“Purchaser” PLX Technology, Inc., a Delaware corporation By: /s/ Arthur O. Whipple Name: Arthur O. Whipple Title: Chief Financial Officer
“Trust Company” Computershare Trust Company, N.A., a national banking association By: /s/ Jay McHale Name: Jay McHale Title: President